Exhibit 99.1

First Quarter 2011

Conference Call Script

SLIDE 1

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Welcome to Mueller Water Products’ first quarter fiscal 2011 conference call. We issued our press release reporting results of operations for the quarter ended December 31, 2010 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had 155.3 million shares outstanding at December 31, 2010.

Discussing the first quarter’s results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website which you should use. The slides related to this morning’s call are available to help illustrate the quarter’s results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

SLIDE 2

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

SLIDE 3

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of the information provided on slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal years which end September 30, unless specified otherwise.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will file a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the first quarter of 2011. I’ll begin with a brief overview of the quarter. Evan will then provide a detailed financial report and cover some of the key drivers affecting our business. I will then follow with our outlook for the second quarter and comments for the second half of the fiscal year, as well as the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

SLIDE 4

Overall, our financial results for the first quarter were about as we expected. Financial results at both U.S. Pipe and Anvil improved on a year-over-year basis and, as anticipated, volume at Mueller Co. was down. We believe volume was down at Mueller Co. primarily due to higher inventory levels at our distributors coming into the quarter, especially as we entered the non-construction season, coupled with the uncertainty in the municipal market. We continued to benefit from manufacturing and other cost reduction actions at U.S. Pipe. Higher sales prices benefitted all three of our business segments in the first quarter, which offset increased raw material costs.

In 2011, we expect to continue to realize ongoing benefits from operational savings and reduced fixed costs associated with our continuous improvement initiatives in addition to our U.S. Pipe plant closure in April 2010. With rising raw material costs and market uncertainty, specifically with the municipal market, we remain cautious with our near-term outlook. As we get closer to the second half of our year, which coincides with the construction season, we anticipate that we will see an improvement in volume on a year-over-year basis.

I will now turn the call over to Evan who will provide more details on the first quarter’s financial results.

Evan Hart – Financial Summary

Good morning. I’ll first review the consolidated results and then discuss segment performance.

SLIDE 5

Consolidated net sales for the 2011 first quarter of $287.6 million decreased $25.5 million from $313.1 million for the 2010 first quarter. Net sales were essentially flat for the first quarter, excluding the 2010 first quarter net sales of $24.9 million from two divested Anvil businesses. Net sales benefitted from $12.8 million due to higher prices across all three business segments and $0.7 million of favorable Canadian currency exchange rates; however, they were reduced by $14.1 million of lower shipment volumes.

Consolidated gross profit of $49.6 million for the 2011 first quarter decreased $6.3 million from $55.9 million for the 2010 first quarter. Gross profit as a percentage of net sales was 17.2% in the 2011 first quarter compared to 17.9% in the prior year period. Gross profit increased $13.7 million due to manufacturing and other cost savings and $12.8 million due to higher sales prices. These factors were more than offset by $10.0 million of higher raw material costs, $9.2 million of higher per-unit overhead costs due to lower production, $6.3 million of lower shipment volumes and the gross profit from the two divested Anvil businesses.

Consolidated selling, general and administrative expenses of $52.0 million for the 2011 first quarter compare with $55.2 million for the 2010 first quarter. Excluding prior year selling, general and administrative expenses and a gain related to Anvil’s divested businesses, selling, general and administrative expenses decreased $0.2 million. The 2010 first quarter included a $1.6 million gain from the Anvil business sold during the quarter.

SLIDE 6

Adjusted loss from operations for the 2011 first quarter of $2.4 million decreased $3.1 million from adjusted income from operations of $0.7 million for the 2010 first quarter. This decrease was due to $10.0 million of higher raw material costs, $9.2 million of higher per-unit overhead costs due to lower production, $6.3 million of lower shipment volumes and the $1.6 million prior year gain from the sale of one of Anvil’s businesses. These decreases were partially offset by benefits of manufacturing and other cost savings of $13.7 million and higher sales prices of $12.8 million.

Adjusted EBITDA as a percent of net sales for the 2011 first quarter was 6.2 percent compared to the 2010 first quarter of 6.9 percent.

Net interest expense for the 2011 first quarter of $15.9 million decreased $0.9 million compared to the 2010 first quarter. The 2011 first quarter included $1.9 million of non-cash costs related to interest rate swap contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts. Excluding the $1.9 million of non-cash interest rate swap costs, interest expense declined due to lower debt levels and a lower effective interest rate during the 2011 first quarter.

The effective income tax rate for the 2011 first quarter was a benefit of 40.1 percent compared to the 2010 first quarter benefit of 35.2 percent. The higher rate in 2011 resulted in an additional benefit of about $1.0 million primarily related to adjustments of uncertain tax positions.

Adjusted net loss per share of $0.06 for the 2011 first quarter improved from an adjusted net loss per share of $0.07 for the 2010 first quarter. These adjusted results exclude after-tax restructuring charges of $1.2 million and after-tax non-cash interest rate swap costs of $1.2 million.

There was an average of 154.9 million shares outstanding for the 2011 first quarter compared to an average of 154.0 million shares outstanding for the 2010 first quarter.

I’ll now move on to segment performance.

SLIDE 7

Net sales for Mueller Co. for the 2011 first quarter of $129.8 million decreased 2.6 percent, or $3.5 million, from $133.3 million for the 2010 first quarter. Net sales for the quarter benefitted from $3.7 million of higher prices and $0.7 million due to favorable Canadian currency exchange rates. These items were more than offset by $7.9 million of lower shipment volumes as core product unit shipments declined about 7 percent on a year-over-year basis. We saw some softness in our end markets, which we will discuss later, as well as higher distributor inventory levels coming into the first quarter when distributors pre-bought ahead of the July 1st price increase.

2011 first quarter adjusted income from operations of $8.8 million was 6.8 percent of net sales and adjusted EBITDA of $20.5 million was 15.8 percent of net sales. Prior year adjusted income from operations was $16.0 million yielding 12.0 percent of net sales, and adjusted EBITDA was $28.4 million, yielding 21.3 percent of net sales. Adjusted income from operations decreased $7.2 million primarily due to $5.4 million of higher per-unit overhead costs due to lower production, $4.0 million of higher raw material costs and $3.0 million of lower shipment volumes. These items were partially offset by the benefits of $3.7 million of higher sales prices and $3.2 million of manufacturing and other cost savings.

SLIDE 8

Net sales for U.S. Pipe for the 2011 first quarter of $74.4 million decreased $5.3 million from $79.7 million for the 2010 first quarter. Net sales increased $6.4 million due to higher sales prices, but this was more than offset by $11.7 million of lower shipment volumes. Pricing per ton for ductile iron pipe for the 2011 first quarter increased 19 percent on a year-over-year basis and 4 percent sequentially.

Even with volume declines, U.S. Pipe’s performance improved year-over-year largely as a result of management actions to reduce fixed costs and higher sales prices.

Adjusted loss from operations of $9.4 million and an adjusted EBITDA loss of $4.9 million for the 2011 first quarter improved from an adjusted loss from operations of $11.9 million and an adjusted EBITDA loss of $7.5 million for the 2010 first quarter. The 2011 first quarter benefitted from $7.5 million of manufacturing and other cost savings and $6.4 million of higher sales prices. These items were partially offset by $4.2 million of higher costs due to lower production, $3.7 million of lower shipment volumes and $3.2 million of higher raw material costs. The cost savings included benefits from closing our North Birmingham facility during 2010. We still anticipate cost savings in the range of $15-20 million in 2011 associated with the closure of North Birmingham.

SLIDE 9

Anvil’s 2011 first quarter net sales increased 10.9 percent to $83.4 million over the 2010 first quarter, excluding $24.9 million of net sales from the divested businesses. Net sales increased $5.5 million primarily due to higher shipment volumes as we saw an improvement across our mechanical, fire protection and energy markets. Anvil also benefitted from $2.7 million due to higher prices as we implemented a number of price increases throughout 2010.

Adjusted income from operations increased $2.0 million to $6.5 million for the 2011 first quarter compared to $4.5 million for the 2010 first quarter. Adjusted income from operations increased $3.0 million due to manufacturing and other cost savings and $2.7 million from higher sales prices. These items were partially offset by $2.8 million of higher raw material costs. The 2010 first quarter included a gain of $1.6 million from the sale of a business during that quarter.

Adjusted EBITDA increased $1.8 million to $10.2 million, or 12.2 percent of net sales, for the 2011 first quarter compared to $8.4 million, or 8.4 percent of net sales, for the 2010 first quarter.

SLIDE 10

Free cash flow, which is cash flow from operating activities less capital expenditures, was negative $1.2 million for the 2011 first quarter compared to positive $51.4 million for the 2010 first quarter. Although free cash flow declined year-over-year, this was due primarily to the timing of cash collections from customers and an income tax refund of $26.7 million in the 2010 first quarter. For example, days sales outstanding in the 2010 first quarter were much lower than our historical average.

SLIDE 11

At December 31, 2010, total debt was $692.5 million and included $420.0 million of 7 3/8% senior subordinated notes due 2017, $221.5 million of 8 3/4% senior unsecured notes due 2020, $49.0 million drawn under our asset based credit agreement and $2.0 million of other. Net debt at the end of the first quarter was $620.6 million.

I’ll now turn the call back to Greg.

SLIDE 12

Thanks, Evan.

Evan detailed our first quarter financial performance and has provided an analysis of our results. I will now discuss our outlook for the second quarter and the balance of the year highlighting some of the market trends and key drivers affecting our business.

I’ll first discuss Mueller Co. For the second quarter, we expect to continue to see the benefits of the price increases implemented last year. Within our end markets we have seen little change with residential construction and believe municipalities at this time are not increasing their capital budgets due to perceived uncertainty in the municipal marketplace which we will discuss later.

One of the challenges we currently face is that of rising raw material costs. The price for brass ingot was up 33% for the first quarter year-over-year, which was at its highest point since 2008. The purchase price of scrap steel has increased over $120 per ton from October to January and as of January is 40 percent higher than this time last year. As a result of these rising raw material costs, Mueller Co. announced a 7 percent price increase on valves and hydrants and an 8 percent increase on brass service products, both effective February 18th. Our competitors have also announced price increases on their products. In total, we expect a modest increase in net sales in the second quarter on a year-over-year basis primarily due to higher prices, and our expectation that our distributors will place orders in advance of the February 18th price increases, just as they did in advance of last January’s price increase.

At Mueller Co. for the second quarter, while we expect higher raw material costs, we expect higher sales prices to at least offset the increase in raw material costs. As a reminder, we use the first in-first out method of accounting, therefore higher purchase costs of raw materials will flow through our cost of goods sold on a lagged basis.

We also expect to see the impact of higher per-unit overhead costs in the second quarter due to lower production on a year-over-year basis in the first quarter.

These cost increases are expected to be partially offset by our continuous cost savings programs. Taking all these items into account we expect that Mueller Co.’s adjusted operating income will be comparable to the prior year.

Turning to U.S. Pipe for the second quarter, as mentioned previously, pricing on ductile iron pipe improved nicely in the first quarter and we expect to see an even larger impact from pricing year-over-year for the second quarter as price-per-ton reached its lowest-point in the second quarter last year. For example, ductile iron pipe pricing for the 2011 first quarter was about 24 percent higher than the second quarter of 2010. However, we expect that, due to our lower orders in the 2011 first quarter, our shipment volumes will be below last year’s levels. Year-over-year unit bookings for U.S. Pipe in the first quarter declined about 35%. We believe there are two primary factors that impacted the year-over-year declines in the first quarter. First, in the 2010 first quarter we were beginning to see orders that were driven by Stimulus funding. As you recall, all Stimulus-related orders had to be under contract by mid-February 2010 or municipalities would lose the funding. Secondly, we also believe we have seen some slowdown in activity due to the uncertainty municipalities faced during the quarter. Overall, we believe net sales will be comparable to last year due to the benefits of higher prices being offset by volume declines.

U.S. Pipe is also experiencing similar increases in the purchase price of scrap steel, with costs up substantially year-over-year and since October. To offset these higher scrap steel costs, in January we announced a price increase for ductile iron pipe and our competitors announced price increases as well.

In the second quarter, we expect that improvement in price, the cost savings from the North Birmingham closure and other cost savings initiatives will more than offset the increase in raw material costs, cost associated with lower production in the first quarter and lower shipment volumes. We expect the adjusted operating loss at U.S. Pipe to be greater in the second quarter than in the first, which is our typical pattern due to the seasonal nature of this business. Notably, we expect our performance will improve more in the second quarter on a year-over-year basis than it did in the first quarter as a result of these initiatives.

Turning now to Anvil… In the second quarter, we expect to benefit modestly from pricing. We also expect to see slight volume growth over the prior year as the non-residential market slowly begins to improve, as well as continued growth from the oil and gas market. As a result of these factors, we expect net sales to improve on a year-over-year basis and to be in-line with the first quarter’s net sales.

We expect adjusted operating income to be down slightly to last year as the benefit of cost savings and volume increases will be mostly offset by the $3.1 million gain on the sale of the divested business included in last year’s results.

On a consolidated basis for the second quarter, we believe net sales will increase on a year-over-year basis attributable primarily to higher pricing at Mueller Co. and U.S. Pipe. We expect higher sales pricing and lower manufacturing and other cost savings will more than offset higher raw material costs and higher per-unit overhead costs due to lower production. Therefore, we believe our adjusted loss from operations will improve and be less on a year-over-year basis.

Now I’ll provide some color on our second half outlook.

Spending growth on water infrastructure by municipalities appears to have paused, which we believe is due to perceived uncertainty around both funding availability and financing cost. For example, towards the end of calendar 2010, some municipalities were hopeful that there would be another federal stimulus program during the last Congress, and may have delayed spending in anticipation of receiving some of those funds. Additionally, news stories about municipalities discussing growing credit risk and unstable yields have increased. Furthermore, there have been recent news stories about possible legislation that would permit states to declare bankruptcy. Our sense is that as these discussions and proposals garner headlines, it is causing this near term pause in spending growth in the municipal water market.

Historically, municipalities and particularly issuers of municipal bonds for water projects have been very stable. There are certain characteristics of municipal water issuers that create the case that the water sector has a more stable outlook. A recent Fitch report discussing credit quality of water bond issuers cites factors such as the essentiality of water, the local rate setting ability, and monopoly status which help to shield this sector from some economic factors.

The reality of the condition of our nation’s water infrastructure remains the same, and repair and replacement remains critical. As we move closer to the construction season, we will have a better sense of how municipalities will respond in calendar 2011, but we expect that over the long term, municipalities will continue the trend of focusing on the needs of their water infrastructure systems, and the need to raise capital for their systems. The municipal bond market remains open and available.

As we discussed on our last conference call, we believe we will see continued growth for municipal spending on repair and replacement and minimal growth on residential construction this year. We believe there could be some pent up demand in the market for any projects that might have been delayed due to the uncertainty surrounding a second stimulus package as well as the municipal bond market. As we believe distributor inventory levels normalized throughout the first quarter, we could see greater-than-normal seasonality in the second half of the year. This outlook is very dependent upon municipal spending volume increases on a year-over-year basis during the construction season.

At Mueller Co., the price increases implemented late last year plus the price increase effective mid-February and the additional volume we expect from pent-up demand should drive net sales higher in the second half on a year-over-year basis. We believe that our market share has remained stable.

We expanded our ability to help municipalities rebuild North America’s aging water infrastructure with the acquisition in December of Echologics. Echologics is a leader in water infrastructure diagnostic technologies for water loss management, leak detection and pipe condition assessment.

With Echologics, we can now help municipalities identify leaks and potential leaks and assess the overall condition of their piping systems. We recently were awarded a contract to oversee the water loss management and water distribution pipe integrity assessment for the city of New Orleans. This contract includes leak detection, pipe condition assessment, and water meter calibration and maintenance.

We also continue to invest in Mueller Systems, our advanced metering infrastructure business, and expand our portfolio of smart infrastructure offerings. The latest enhancement to our portfolio is an agreement with Landis+Gyr. The agreement leverages Landis+Gyr’s energy management systems and expertise with Mueller Systems’ innovative water management technologies and addresses the needs of utilities that manage both water and electric services. Under the terms of the agreement, utilities that manage both water and electric services will be able to deploy Landis+Gyr’s electric meters and Mueller Systems’

water meters in an end-to-end solution.

We were recently awarded a more than $4 million contract with the City of Port Angeles, Washington to utilize our AMI system and install our water meters and Landis+Gyr’s electric meters as part of the city’s advanced metering infrastructure initiative. We also expanded our customer base in North Carolina with a new engagement with Winston-Salem/Forsyth County, the third-largest water system in the state.

Through Mueller Systems and Echologics we are leveraging the strength of the Mueller brand and sales force; our reputation for safety, quality and service; and our customer and end-user relationships. Mueller is starting to bring intelligent water technology to existing infrastructure systems by providing the diagnostic tools and technologies increasingly needed by municipalities to more efficiently manage their systems. These businesses represent a small portion of our current revenue, but they expand and diversify our product and service offerings. We are excited about the long-term growth opportunities in smart water infrastructure, and we continue to invest in our sales force, engineering and R&D to meet the growing need for intelligent water management solutions.

As we look out to the second half of the year for Mueller Co.’s operating income, we expect our price increases, shipment volumes and manufacturing and other cost savings to more than offset higher raw material costs and other higher expenses we may incur during 2011 on a year-over-year basis.

Turning to U.S. Pipe, we expect to see end market conditions comparable to Mueller Co., with improved year-over-year pricing and the potential of pent up demand driving higher year-over-year net sales in the second half of the year.

The key drivers for adjusted operating income will be the impact of raw material costs, pricing, volume, and manufacturing and other cost savings initiatives. We are on track to achieve the expected cost savings from the closure of our North Birmingham facility. We also expect volumes for the second half of the year will be at least flat to last year and for pricing to at least cover higher raw material costs which should lead to substantially improved operating performance for the full year.

I will now turn to Anvil… we continue to see signs that the non-residential market is stabilizing. For example, the Architectural Billings Index for December was above 50 for the second consecutive month, and the index is at its highest point since November 2007. Also, demand for our energy market products, which represents about 15% of Anvil’s net sales, continues to increase. We intend to cover any raw material cost increases with higher pricing. The improving non-residential environment indicates some moderate improvement in net sales in our second half of the year. As a reminder, Anvil experiences slight seasonality but not nearly to the same extent as the water infrastructure businesses.

On a consolidated basis we project higher free cash flow for the full year of 2011 compared to 2010, reflecting both improved operating results and continued working capital efficiency improvements.

For example, inventory turns for the twelve months ended December 31 improved about a full turn from the comparable prior year period.

As further indication of our improved working capital efficiency, average trailing twelve months working capital as a percent of net sales at the end of the first quarter improved over 700 basis points from a year ago.

Other key variables for 2011 are: corporate spending is estimated to be between $33 and $36 million, depreciation and amortization is estimated to be between $82 and $84 million, and net interest expense is estimated to be between $64 and $67 million which, as a reminder, includes non-cash interest expense of $8 million associated with the swap contracts we have terminated. Our effective income tax rate is expected to be between 38% and 42%. Capital expenditures are expected to be between $38 and $42 million.

We continue to believe that the water infrastructure market holds considerable potential, and we are very confident in the future given our leadership position as well as opportunities to bring infrastructure diagnostic technologies and AMI solutions to our end markets.

With that, I’ll open it up to questions.

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